Subprime: Not a Wonderful Life

The Washington Times

by Alfred DelliBovi

June 6, 2007

    Today it is common knowledge that the financial health of the U.S. consumer is largely tied to the health of the housing market.

    Virtually every segment of the economy has a vital interest in this sector. The explosive growth in the home equity finance marketplace reminds us that the American homeowner has grown too comfortable with the concept of his house as an ATM. A robust housing market and a robust employment market have combined to produce tremendous consumption and drive domestic growth. Many cars, vacations, college educations and other consumer desires have been purchased using the equity extracted from our homes.

    As the number of new affordable mortgage products has grown wildly, the capital markets have become increasingly involved in providing long-term financing for these loans. Between 2000 and 2005, the total dollar value of U.S. home mortgages for one to four units grew from $4 trillion to more than $8 trillion. According to the Federal Reserve Z1 statistical release of December 2006, the portion of the one-to-four-family residential mortgages financed by the capital markets was threefold as great as the financing supplied by commercial banks, savings institutions and credit unions combined.

    So the community banker who took care to actually underwrite a mortgage he was going to hold in portfolio was often replaced by a mortgage banker with no portfolio and no capital at stake. In fact, some of these mortgage brokers were rewarded not for producing loans that would be bankable, but instead loans that generated the fat fees fast.

    In three years, 2002-2005, the capital markets increased their share of the mortgage marketplace from 56 percent to more than 60 percent. So no longer did a banker have to hold a loan or sell it into the secondary market of cautious investors. Wall Street would buy just about any loan for the yield, regardless of risk. Drexel University finance professor Joseph Mason said: “The mortgage market for the past few years has been playing a massive game of hot potato.”

    And the demand for mortgage-backed securities also increased dramatically over the last several years. At the same time, there has been a large increase in the percentage of foreign central banks approved to invest in mortgage-backed securities (2 percent in 1998 to 44 percent in 2006).

    As an interested observer of and customer in the mortgage markets for nearly 40 years, I’ve learned nothing drives innovation in mortgage products like other people’s money. Until recently, much of that money has flowed into the subprime mortgage market with sad results.

    As well covered in the news, there has been a rapid rise in late payments and defaults in the subprime home mortgage market sector. Dozens of subprime mortgage lenders are going or are out of business. And we hear the worst is yet to come when many more mortgages reset and homeowners face big increases in their monthly payments.

    Consider that, according to the Office of Thrift Supervision, 80 percent of subprime loans were originated through mortgage brokers. Now consider:

    * There are no national standards for licensing or oversight of mortgage brokers.

    * Some states license offices, not individuals.

    * Twenty-four states have no specific educational or experience requirements for mortgage brokers.

    * Only a few states require criminal background checks on mortgage brokers.

    In Washington, the administration, the federal regulators and Congress are moving to address the issue. Recently, Sen. Charles Schumer, New York Democrat, introduced S.1299, the Borrower’s Protection Act of 2007. This bill would, among other actions, establish on behalf of consumers a fiduciary duty of care for mortgage brokers and originators.

    We must mirror these corrective actions on the securities side. Steps are needed to require more due diligence and more disclosure about the risks. I believe underwriters should perform a series of due diligence tests on a sample of subprime loans to determine whether the representations and warranties are accurate. Also needed are tests that include a review of credit practices for loans, the quality of originators’ financial strength and compliance practices.

    The credit review should check the borrower’s ability to repay and credit history and determine that the loan amount is supported by an accurate appraisal. The compliance review should check the agreements between the borrower and issuer and determine proper completion of the documentation, check that all disclosures required by law reflect the relevant transaction, and verify that the loan terms reflect the quality of the credit.

    Due diligence should also be applied as to the quality and standing of loan originators, including a review of outstanding complaints. And for loans that adjust, it is important to check not just the ability of the borrower to pay the teaser rate in the first year, but the higher rates in the out years.

    Another contributing factor to the subprime problem was recently highlighted: the growing use of unverified stated income. As Comptroller of the Currency John C. Dugan pointed out, “Sound underwriting . . . suggests that a mortgage lender would almost always want to verify the income of a riskier subprime borrower to make sure that he or she had the means to make the required monthly payments. But the norm appears to be just the opposite: Nearly 50 percent of all subprime loans last year accepted stated income.” Mr. Dugan believes the federal agencies should address this in pending guidance.

    Without question, the subprime market will be cleaned up. But it is a reminder that there is no free lunch and there are few short cuts without consequences.

    Sadly, this whole mess could have been avoided if community bankers had not been cut out of the mortgage underwriting business by the unscrupulous brokers who have produced so many of these predatory loans.

    A paper processor operating from a two-room office in a strip mall is no substitute for a community bank. A community banker has skin in the game and is subject to a regulatory structure that protects the consumer. The community banker offers mortgage loans and home equity loans at competitive prices. Community bankers are dedicated to responsible home financing and sound business practices.

    Yes, the community banker has access to the world’s capital markets through the Home Loan Banks and other regulated government-sponsored enterprises. But the community banker never loses his focus on the people on Main Street who are his customers and neighbors — today and everyday.

Alfred DelliBovi is president of the Federal Home Loan Bank of New York and a former deputy secretary of housing and urban development under Jack Kemp.